Exhibit 21.1

Subsidiaries of Registrant

Zomedica Inc., a Delaware corporation

HMT High Medical Technologies (Japan) Co., Ltd., a Japanese company

PVT NeoPulse Acquisition GmbH, a Swiss Company

NeoPulse GmbH, a Swiss Company